Exhibit 23.1
MAGGART & ASSOCIATES, P.C.
Certified Public Accountants
150 FOURTH AVENUE, NORTH
SUITE 2150
NASHVILLE, TENNESSEE 37219-2417
Telephone (615) 252-6100
Facsimile (615) 252-6105
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the reference to our Firm under the caption “Experts” in the Pre-Effective Registration Statement (Form S-4) of Pinnacle Financial Partners, Inc. and to the incorporation by reference therein of our report dated February 2, 2007 with respect to the consolidated financial statements of Mid-America Bancshares, Inc. included in its Annual Report (Form 10-K) as of December 31, 2006 and 2005 and for the three-year period ended December 31, 2006 filed with the Securities and Exchange Commission.

/s/ Maggart & Associates, P.C.
MAGGART & ASSOCIATES, P.C.

Nashville, Tennessee
October 11, 2007